Exhibit 99.1

Killers at the Crossroad – A Published Review of Innate Immune Cell Potential in Treatment of Cancers Published by Co-Founder and CSO of INmune Bio, Inc.

Review highlights the history, progress and potential of cells of the innate immune system that can be harnessed for treatment of cancer

LA JOLLA, Calif., May 19, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on  developing treatments that harness the patient’s innate immune system to fight disease, announced publication of a review article:   Killers at the crossroads: The use of innate immune cells in adoptive cellular therapy of cancer in the journal Stem Cells Translational Medicine by May Sabry, PhD and Professor Mark Lowdell, PhD, co-founder and Chief Scientific Officer of INmune Bio, past vice-president (Europe) of the International Society of Cell & Gene Therapy (ISCT) and faculty professor at University College London.  The article reviews the potential of harnessing cells of the innate immune system to treat cancer.

“I was delighted to be invited to review the exciting array of clinical trials of innate immunotherapies for the specialized translational scientists who read SCTM. The innate immune response is so often overlooked as a therapeutic tool, but its conserved presence throughout evolution suggests that it is the most important mediator of tumor immune surveillance,” said Prof Lowdell.

This publication is one of the first to comprehensively review clinical trials of the common innate immune effector cells.  It highlights the breadth of innate immunotherapy options and the global interest in harnessing this side of the immune system.  Prof. Lowdell has been a leader in identifying how cancer evades innate immune surveillance by NK cells and how to overcome those resistance mechanisms to allow NK cells to attack the tumor.

“Of all the innate immune effectors in trial, NK cells have been, and remain, at the forefront. More is understood about the NK:tumour cell interaction than any of the other cells and many of the mechanisms which impair function are understood. Uniquely among the innate immune effector cells, NK cells have been shown to be effective without ex vivo manipulation but with in vivo activation with monoclonal antibodies such as Rituximab and Herceptin and with cytokines such as IL-2 and, more recently, IL-15 derivatives,” said Prof Lowdell.  “In this vein, INmune Bio has developed INKmune™, an off-the-shelf therapy to activate a cancer patient’s NK cells in vivo to attack their own cancer cells.”  INKmune™ is scheduled to enter clinical trials in the next 12 months in the treatment of patients with ovarian cancer and high-risk MDS.   To learn more about INKmune, please visit our website at www.inmunebio.com.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, LIVNate, DN-TNF and INKmune are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. Our two platforms are beginning clinical trials and there cannot be any assurance of the success of these trials. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO (858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
James Carbonara (646) 755-7412
James@haydenir.com